Exhibit 23
Form 11-K for 2023
File No. 1-8610

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-235537 filed on December 16, 2019, No. 333-189789 filed on July 3, 2013, No. 333-173078 filed on March 25, 2011, and No. 333-162472 filed on October 14, 2009) of our report dated June 24, 2024, with respect to the statements of net assets available for benefits as of December 31, 2023 and 2022, the statement of changes in net assets available for benefits for the year ended December 31, 2023, and supplemental schedule of assets (held at end of year) as of December 31, 2023, of AT&T Retirement Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2023.

/s/ Forvis Mazars, LLP

San Antonio, Texas
June 24, 2024